Ex.99.77C

Approval by shareholders of INVESCO Endeavor Fund of the reorganization of INVESCO Endeavor Fund into INVESCO Dynamics Fund, details of which are included in INVESCO Stock Funds, Inc.'s January 31, 2003 Semiannual Report to Shareholders filed March 27, 2003 and incorporated herein by reference.